Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	John Mongelli Investor Relations (770) 752-6171	Chuck Jones Media Calls (770) 752-3594
	John.Mongelli@choicepoint.com	Chuck.Jones@choicepoint.com
ChoicePoint® Revenues Exceed $1 Billion in 2005
ALPHARETTA, Ga. – January 26, 2006 – ChoicePoint Inc. (NYSE: CPS) today reported record total revenue of $1.1 billion for 2005, a 15 percent increase over total revenue in 2004. Full year 2005 Earnings Per Share (“EPS”) from continuing operations was $1.53, which included a $0.24 per share dilutive effect of specific expenses related to the previously disclosed fraudulent data access, a probable settlement with the Federal Trade Commission (“FTC”), and the abandonment of certain leases. Excluding these charges in 2005, EPS from continuing operations increased 9 percent for the full year 2005 over 2004.
For the fourth quarter of 2005, the Company reported total revenue of $257.9 million, representing growth of 11 percent compared to $232.5 million for the fourth quarter of 2004. EPS for the fourth quarter was $0.30 which included a $0.14 per share dilutive effect of specific expenses related to the fraudulent data access and other operating charges noted above. Excluding these charges in 2005, EPS would have been $0.44, a 2.5 percent increase over the comparable period of 2004.
In the near future, the Company expects to finalize a settlement with the FTC regarding its investigation into the Company’s compliance with federal laws governing consumer information security and related issues, including the fraudulent data access which occurred last year. The Company expects the terms of the settlement to call for a civil penalty, establishment of a fund to be administered by the FTC for consumer redress initiatives, completion of certain one-time and on-going customer credentialing activities such as additional site visits, and undertaking additional obligations relating to information security. As part of this settlement, the Company does not admit to the truth of, or liability for, any of the matters alleged by the FTC.

ChoicePoint Earnings

“2005 was a milestone year for ChoicePoint as we successfully addressed a variety of challenges to deliver strong performance in our key business units. We strengthened our leadership position in high growth markets and made changes to our business model and leadership team. ChoicePoint is better positioned today to deliver value to our shareholders through helping our customers better manage economic and physical risks. Our associates stepped up to the challenges they encountered in 2005, and I am very proud of their efforts. In addition, I am pleased with our anticipated settlement with the FTC. I am confident that the proposed settlement is the right thing to do for ChoicePoint, our shareholders and consumers,” noted Derek V. Smith, Chairman and Chief Executive Officer.
Chief Administrative Officer, Steven W. Surbaugh added, “I am very pleased with our full-year financial performance, especially in light of the challenges we faced during the year. During 2005, core revenue grew a strong 16 percent, led by our personal lines unit which has now delivered double-digit core revenue growth in each of the eight full years that ChoicePoint has been a public company. Additionally, for the full-year, we exceeded our net free cash flow expectations and re-acquired more than 3% of our outstanding shares.”
Financial Highlights – Full Year
•	Core or service revenue (total revenue less reimbursable expenses) increased 16 percent to $1,029.9 million for the year ended December 31, 2005 from $884.4 million for 2004. Internal revenue (core revenue less revenue from acquisitions) increased 7 percent over 2004, driven by strong growth in our Insurance Services segment. Total revenue increased 15 percent to $1,057.9 million in 2005 from $918.7 million in 2004.

•	Operating income for the year ended December 31, 2005 was $237.1 million compared to $241.8 million for 2004, a decrease of 2 percent. Excluding $28.8 million of other operating charges, operating income would have been $265.9 million for 2005 compared to $241.8 million in 2004, representing a 10 percent year over year increase.

•	For the year ended December 31, 2005, the Company recorded a pre-tax charge of $8.0 million ($8.8 million net of taxes) for the probable FTC settlement discussed above, $19.3 million ($11.9 million net of taxes) for specific legal expenses and other professional fees related to the fraudulent data access previously disclosed in our public

ChoicePoint Earnings

filings, and $1.5 million ($0.9 million net of taxes) of other operating charges for lease abandonment charges related to the consolidation of two facilities.

•	Cash flows from operating activities of continuing operations was $251.9 million for the twelve months ended December 31, 2005 compared to $248.1 million for the same period in 2004, a 1.5% increase despite approximately $13.6 million of incremental expenses paid in 2005 related to the fraudulent data access and the timing of quarterly tax payments. Capital expenditures were $71.7 million for the year ended December 31, 2005 compared to $66.0 million for the same period in 2004. Net free cash flow (net cash provided by operations less capital expenditures) was $180.2 million for the twelve months ended December 31, 2005, which compares to net free cash flow of $182.1 million for the same period in 2004. Excluding the cash paid during 2005 related to the fraudulent data access discussed above, net free cash flow would have been $193.8 million for 2005.

•	During 2005, approximately 2.9 million shares were repurchased for $125.6 million at an average price of $42.59, leaving $124.4 million authorized in the Company’s buyback program.

•	Net debt (total debt less cash) for the year ended December 31, 2005, increased by $60.2 million from December 31, 2004, to $108.7 million, as we used cash to fund capital expenditures, current year acquisitions, a minority investment and share repurchases. The remaining debt capacity at December 31, 2005 under our committed financing lines is $370 million.
Financial Highlights – Fourth Quarter
•	Core revenue increased 11 percent to $250.4 million for the quarter ended December 31, 2005 from $224.9 million for the same period of 2004. Internal revenue increased 5 percent over 2004, driven primarily by continued strong growth in our Insurance Services segment offsetting weaker performances in our Business and Marketing Services segments. Fourth quarter total revenue increased 11 percent to $257.9 million in 2005 from $232.5 million in 2004.

•	Operating income for the fourth quarter of 2005 was $52.2 million compared to $64.0 million for the same period of 2004. Excluding $13.3 million of other operating charges, operating income would have been $65.5 million for the fourth quarter of 2005.

ChoicePoint Earnings

•	For the fourth quarter of 2005, corporate and shared expenses were 7.0 percent of core revenues, down from 7.7 percent in the fourth quarter of 2004, based on cost controls and lower incentives. Corporate and shared expenses in 2005 included an accrual of approximately $2.4 million related to a specific previously disclosed litigation.

•	In the fourth quarter of 2005, the Company recorded a pre-tax charge of $8.0 million ($8.8 million net of taxes) for the probable FTC settlement discussed above, $3.8 million ($2.3 million net of taxes) for specific legal expenses and other professional fees related to the fraudulent data access previously disclosed in our public filings, and $1.5 million ($0.9 million net of taxes) of other operating charges for lease abandonment charges related to the consolidation of two facilities.
Operational Highlights
Insurance Services
•	Total revenue increased 15 percent to $99.6 million in the fourth quarter of 2005 compared to $87.0 million in the same period of the prior year, representing an internal revenue growth rate of 13 percent. For the year ended December 31, total revenue increased 16 percent, with an internal growth rate of 13 percent, to $407.5 million in 2005 from $352.7 million in 2004 due primarily to increased demands for our P&C personal lines products and improved market penetration at Insurity.
•	Operating income increased 10 percent in Insurance Services to $54.1 million for the fourth quarter of 2005 compared with $49.3 million for the fourth quarter of 2004. Operating margin remained strong at 54.3 percent for the quarter. For the full year, operating income was $221.6 million, up 13 percent from $195.7 million in 2004. Operating margin was 54.4 percent in 2005 compared to 55.5 percent in 2004, reflecting our investment in new product initiatives.
Business Services
•	Fourth quarter total revenue was essentially flat in 2005 compared to the prior year primarily as growth in our background screenings, vital records and customer enrollment units was offset by declines in our online public filings unit. Internal revenue remained relatively flat for the fourth quarter of 2005, primarily due to revenue run-off in our public filings group based on the business changes disclosed in our previously filed Form 10-Qs. For the year

ChoicePoint Earnings

ended December 31, 2005, total revenue increased 9 percent, with an internal revenue growth rate of 3 percent, to $380.2 million in 2005 from $349.9 million in 2004.

•	Operating income in Business Services was $19.4 million for the fourth quarter of 2005 compared to $20.9 million in the same period of the prior year, resulting in an operating profit margin of 21.1 percent. For the full year, operating income was $82.0 million, compared to $73.4 million in 2004, resulting in an operating margin of 21.6 percent in 2005 compared to 21.0 percent in 2004.
  Government Services
•	Total revenue increased 73 percent to $36.5 million in the fourth quarter of 2005 compared to $21.1 million in the fourth quarter of 2004, based primarily on contributions from our i2 Limited and EzGov units which we acquired in the first and second quarters of 2005 respectively. Internal revenue grew 6 percent for the fourth quarter of 2005 over the same period in 2004. For the year ended December 31, total revenue increased 77 percent, to $148.2 million in 2005 from $83.9 million in 2004.
•	Operating income in Government Services of $5.4 million for the fourth quarter of 2005 increased slightly from $5.3 million for the comparable period of 2004, reflecting the numerous integration efforts underway. Operating profit margin in Government Services for the fourth quarter was 14.8 percent compared to 25.4 percent in 2004 due to the mix of business. For the full year, operating income was $20.9 million, decreasing 2.7 percent from $21.5 million in 2004, resulting in an operating margin of 14.1 percent in 2005 compared to 25.6 percent in 2004.
Marketing Services
•	Total fourth quarter revenue for the Marketing Services segment (which includes all of the Company’s revenue from reimbursable expenses) declined 5 percent to $29.7 million in 2005 from $31.3 million in 2004. Marketing Services’ core revenue for the fourth quarter of 2005 was $22.3 million for 2005 compared to $23.8 million in 2004 as increased revenue from a major database customer in the life and health industry, partially offset by lower spending by the larger clients in the mortgage industry. Internal revenue declined 6 percent for the fourth quarter of 2005 compared to the same period in 2004 due to the continued tough discretionary spending environment. For the year ended December 31, total revenue declined 6 percent to $119.6 million in 2005 from $127.7 million in 2004. Core revenue decreased 2 percent to $91.5 million in 2005 from $93.4 million in 2004.

ChoicePoint Earnings

•	Operating income in Marketing Services was $4.1 million for the fourth quarter of 2005, compared with $5.4 million for the same period of 2004. Fourth quarter 2005 operating profit margin, as a percentage of revenue without reimbursable expenses, was 18.6 percent (13.9 percent of total revenue) compared to 22.6 percent in 2004 (17.1 percent of total revenue) an increase from the previous three quarters due to an improved product mix. For the full year, operating income was $15.9 million, down 15 percent from $18.7 million in 2004, resulting in an operating margin of 17.4 percent in 2005 compared to 20.0 percent in 2004.
Outlook
Based on recent business trends, ChoicePoint expects 2006 full year internal revenue growth to be in the 7 to 9 percentage range, exclusive of any 2006 acquisitions. Additionally, the Company expects year-over-year operating margin expansion of 50 to 100 basis points, excluding the impact discussed below of stock option expense, on-going legal expenses related to the fraudulent data access, and operating charges and the accelerated depreciation related to the Company’s centralization of functions and consolidation of certain technology platforms.
Expense will be recorded beginning in the first quarter of 2006 for stock options using the modified prospective method as allowed under FAS 123(R). The Company expects this expense to impact 2006 EPS between $0.09 and $0.13 per share, depending upon the timing and number of options granted during the year.
On-going legal expenses related to the fraudulent data access are currently estimated at $4 to $6 million for 2006, exclusive of any potential settlements, with the majority of these expenses incurred during the first two quarters.
As a result of changes to the business model in 2005 and focus on future margin improvements, the Company is centralizing functions and consolidating certain technology platforms. The operating charges and the accelerated depreciation related to these efforts are estimated at $8 to $10 million, with the majority of these expenses expected to be recorded in the first quarter of 2006.

ChoicePoint Earnings

Webcast
ChoicePoint’s fourth quarter results will be discussed in more detail on January 26, 2006, at 8:30 a.m. EDT via teleconference. The live audio Webcast of the call will be available on ChoicePoint’s Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 a.m. EDT at the same Web address.
About ChoicePoint
ChoicePoint Inc. (NYSE: CPS) is the leading provider of identification and credential verification services for making smarter decisions in a world challenged by increased risks. Serving the needs of business, government, non-profit organizations and individuals, ChoicePoint works to create a safer and more secure society through the responsible use of information while working diligently to protect personal privacy. For more information about ChoicePoint, visit the Company’s Web site at www.choicepoint.com.
Forward-Looking Statements
Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the impact of our decision to discontinue certain services, the results of our re-credentialing of customer accounts, the results of any litigation or government proceedings, including finalizing the anticipated settlement with the FTC, demand for the Company’s services, product development, maintaining acceptable margins, maintaining our data supply, maintaining secure systems including personal privacy systems, ability to minimize system interruptions, ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, specifically the direct marketing and public filings markets and privacy matters affecting the Company and any federal or state legislative responses to identify theft concerns, the impact of competition and customer consolidations, ability to continue our long-term business strategy

ChoicePoint Earnings

including growth through acquisition, ability to attract and retain qualified personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

ChoicePoint Earnings

ChoicePoint Inc.
Financial Highlights
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Service revenue (a)	$250,439	$224,882	$1,029,857	$884,433
Reimbursable expenses per EITF 01-14 (b)	7,411	7,580	28,057	34,280

Total revenue	257,850	232,462	1,057,914	918,713

Cost of revenue	129,484	111,793	539,587	457,842
Reimbursable expenses	7,411	7,580	28,057	34,280
Selling, general and administrative expenses	55,413	49,109	224,352	184,813
Other operating charges (c)	13,315	—	28,773	—

Total costs and expenses	205,623	168,482	820,769	676,935

Operating income	52,227	63,980	237,145	241,778
Interest expense	1,266	726	4,513	2,948

Income before income taxes	50,961	63,254	232,632	238,830
Provision for income taxes	23,277	24,037	91,976	90,875

Net income	$27,684	$39,217	$140,656	$147,955

EPS — diluted	$0.30	$0.43	$1.53	$1.62

Weighted average shares – diluted	90,777	91,830	91,695	91,305

Operating Income	$52,227	$63,980	$237,145	$241,778
Depreciation and amortization expense	19,785	15,613	76,671	61,346

EBITDA (d)	$72,012	$79,593	$313,816	$303,124

Reconciliation to financial information excluding other operating charges (c)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Operating income	$52,227	$63,980	$237,145	$241,778
Add back: other operating charges (c)	13,315	—	28,773	—

Operating income before other operating charges	65,542	63,980	265,918	241,778
Interest expense	1,266	726	4,513	2,948

Income before income taxes & other operating charges	64,276	63,254	261,405	238,830
Provision for income taxes	24,540	24,037	99,144	90,875

Net income before other operating charges	$39,736	$39,217	$162,261	$147,955

Effective tax rate	38.2%	38.0%	37.9%	38.1%
Earnings per share — diluted excluding other operating charges	$0.44	$0.43	$1.77	$1.62
EBITDA excluding other operating charges (d)	$85,327	$79,593	$342,589	$303,124

ChoicePoint Earnings

ChoicePoint Inc.
Financial Highlights (continued)

(a)	Service revenue excludes revenue from reimbursable expenses (see (b) below). The Company uses service revenue (also referred to as core revenue) to measure its continuing operations without the effect of reimbursable expenses.

(b)	Reimbursable expenses per Emerging Issues Task Force (“EITF”) 01-14 represent out-of-pocket expenses fully reimbursed by ChoicePoint’s customers and recorded as revenues and expenses in accordance with EITF 01-14 “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred”. As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of core revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles. Fourth quarter pass-through expenses totaled $179.1 million in 2005 and $157.7 million in 2004. Pass-through expenses for the year ended December 31 were $733.2 million in 2005 and $644.7 million in 2004.

(c)	The Company recorded other operating charges of $5.4 million, $6.0 million, $4.0 million, and $11.8 million in the first, second, third, and fourth quarters of 2005 respectively related to specific expenses of the fraudulent data access that has been previously disclosed. Approximately $2.0 million of the $27.3 million total charges for the year ended December 31, 2005 were for communications to, and credit reports and credit monitoring for, individuals receiving notice of the fraudulent data access, $8.0 million for the probable settlement with the FTC, and approximately $17.3 million of legal expenses and other professional fees. Additionally, in the fourth quarter of 2005, the Company recorded $1.5 million related to the abandonment of certain leases related to the consolidation of facilities. The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.

(d)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA before other operating charges (see note c) are not presented as substitutes for operating income, net income or cash flows from operating activities. The Company has included EBITDA and EBITDA before other operating charges (which are not measures of financial performance under generally accepted accounting principles) because such data is used by the Company to compare its performance to its competitors and to manage its on-going business and is also used by certain investors to analyze and compare companies on the basis of operating performance.

ChoicePoint Earnings

(Unaudited)

	Year ended
	December 31,
(Dollars in thousands)	2005	2004
Cash Flow Highlights
Income from continuing operations	$140,656	$147,955
Depreciation & amortization	76,671	61,346
Changes in assets & liabilities and other	34,611	38,819

Net cash provided by operating activities of continuing operations	$251,938	$248,120
Net cash provided by activities of discontinued operations	$—	$500

Acquisitions & investments, net of cash acquired	$(123,380)	$(229,314)
Cash proceeds from sale of business and minority investment	—	3,549
Capital expenditures	(71,708)	(66,038)

Net cash used in investing activities	$(195,088)	$(291,803)

Net cash (used in) provided by financing activities	$(36,293)	$21,350

	12/31/05

Key Balance Sheet Highlights
Total Debt	$130,057
Cash	21,337

Debt (net of cash)	$108,720
Shareholders’ Equity	$1,020,874
Days sales outstanding (adjusted for pass-through expenses)	40 days

ChoicePoint Earnings

ChoicePoint Inc.
2004 Segment Results

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Total 2004
Revenue
Insurance Services	$86,727	$88,129	$90,880	$86,989	$352,725
Business Services	75,941	87,547	94,041	92,352	349,881
Government Services	17,741	23,530	21,590	21,073	83,934
Marketing Services	22,811	23,224	23,585	23,769	93,389
Royalty	1,165	1,270	1,370	699	4,504

Service Revenue	204,385	223,700	231,466	224,882	884,433
Reimbursable Expenses per EITF 01-14	12,860	7,691	6,149	7,580	34,280

Total Revenue	$217,245	$231,391	$237,615	$232,462	$918,713

Operating Income
Insurance Services	$47,260	$48,401	$50,714	$49,340	$195,715
Business Services	14,357	17,052	21,084	20,945	73,438
Government Services	4,114	7,275	4,726	5,349	21,464
Marketing Services	4,287	4,408	4,583	5,373	18,651
Royalty	204	661	798	399	2,062
Corporate & Shared Expenses (a)	(15,951)	(18,306)	(17,869)	(17,426)	(69,552)

Operating Income	$54,271	$59,491	$64,036	$63,980	$241,778

Core Revenue Growth Rates
Insurance Services	13.9%	13.1%	16.4%	13.0%	14.1%
Business Services	18.9%	26.9%	30.5%	29.7%	26.7%
Government Services	3.5%	59.2%	43.8%	28.4%	32.5%
Marketing Services	-10.8%	-9.5%	4.2%	4.4%	-3.4%

Total operations	11.1%	18.5%	22.4%	19.3%	17.9%

Internal Revenue Growth Rates
Insurance Services	12.2%	11.4%	14.8%	10.3%	12.2%
Business Services	13.3%	9.2%	8.1%	11.0%	10.3%
Government Services	-12.8%	6.3%	-0.8%	-5.9%	-3.7%
Marketing Services	-10.8%	-9.5%	4.2%	4.4%	-3.4%

Total operations	6.9%	7.2%	9.7%	8.2%	8.0%

Operating Profit Margins
Insurance Services	54.5%	54.9%	55.8%	56.7%	55.5%
Business Services	18.9%	19.5%	22.4%	22.7%	21.0%
Government Services	23.2%	30.9%	21.9%	25.4%	25.6%
Marketing Services (b)	18.8%	19.0%	19.4%	22.6%	20.0%

Operating income as a percentage of service revenue	26.6%	26.6%	27.7%	28.5%	27.3%

Operating income as a percentage of total revenue	25.0%	25.7%	26.9%	27.5%	26.3%

ChoicePoint Earnings

ChoicePoint Inc.
2005 Segment Results

	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Total 2005
Revenue
Insurance Services	$99,727	$102,097	$106,042	$99,623	$407,489
Business Services	93,823	96,836	97,579	91,954	380,192
Government Services	35,293	36,941	39,548	36,467	148,249
Marketing Services	23,099	23,018	23,138	22,274	91,529
Royalty	797	526	954	121	2,398

Service Revenue	252,739	259,418	267,261	250,439	1,029,857
Reimbursable Expenses per EITF 01-14	6,543	6,623	7,480	7,411	28,057

Total Revenue	$259,282	$266,041	$274,741	$257,850	$1,057,914

Operating Income
Insurance Services	$54,262	$55,266	$57,981	$54,123	$221,632
Business Services	21,222	20,406	20,975	19,396	81,999
Government Services	5,711	3,418	6,366	5,394	20,889
Marketing Services	4,257	3,661	3,840	4,141	15,899
Royalty	770	325	506	121	1,722
Corporate & Shared Expenses (a)	(19,722)	(18,183)	(20,685)	(17,633)	(76,223)

Operating Income before other charges (c)	$66,500	$64,893	$68,983	$65,542	$265,918

Other operating charges (c)	(5,412)	(6,040)	(4,006)	(13,315)	(28,773)

Operating Income	$61,088	$58,853	$64,977	$52,227	$237,145

Core Revenue Growth Rates
Insurance Services	15.0%	15.8%	16.7%	14.5%	15.5%
Business Services	23.5%	10.6%	3.8%	-0.4%	8.7%
Government Services	98.9%	57.0%	83.2%	73.1%	76.6%
Marketing Services	1.3%	-0.9%	-1.9%	-6.3%	-2.0%

Total operations	23.7%	16.0%	15.5%	11.4%	16.4%

Internal Revenue Growth Rates
Insurance Services	11.8%	12.7%	12.4%	13.1%	12.6%
Business Services	5.0%	4.3%	3.8%	-0.4%	3.1%
Government Services	3.1%	7.0%	16.8%	5.7%	8.3%
Marketing Services	1.3%	-0.9%	-1.9%	-6.3%	-2.0%

Total operations	7.1%	7.0%	7.6%	4.5%	6.6%

Operating Profit Margins
Insurance Services	54.4%	54.1%	54.7%	54.3%	54.4%
Business Services	22.6%	21.1%	21.5%	21.1%	21.6%
Government Services	16.2%	9.3%	16.1%	14.8%	14.1%
Marketing Services (b)	18.4%	15.9%	16.6%	18.6%	17.4%

Operating income before other operating charges, percentage of service revenue (c)	26.3%	25.0%	25.8%	26.2%	25.8%

Operating income as a percentage of total revenue	23.6%	22.1%	23.7%	20.3%	22.4%

(a)	Corporate and shared expenses represent costs of support functions, research and development initiatives, incentives and profit sharing that benefit all segments.

(b)	Represents operating income as a percentage of service revenue. Operating profit margin as a percentage of total revenue was 14.4%, 12.4%, 12.5%, and 13.9% for the first, second, third, and fourth quarters of 2005, respectively, 13.3% for the total year 2005, 12.0%, 14.3%, 15.4% and 17.1% for the first, second, third and fourth quarters of 2004, respectively, and 14.6% for the total year 2004.

(c)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results. See note (c) under Financial Highlights above.
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